Exhibit 99.1

USPh

U.S. PhYSICAL THERAPY, INC.

2009 Shareholder Letter

Dear U.S. Physical Therapy Shareholder:

Last year our shareholder letter began... “with tremendous instability in the world we want to underscore the many reasons why we believe U.S. Physical Therapy will produce growth and predictability even in uncertain and unstable times.” As we look forward to next year these words continue to hold meaning for us as our nation’s economy slowly moves forward. In 2009, despite double digit unemployment and in the face of much adversity in the overall economy we were able to deliver another record year for our shareholders. Some of the notable improvements in 2009 and over the past few years are reflected below:

EPS growth of 20.5% from $.83 to $1.00 in diluted earnings per share in 2009
EPS growth of 85.2% since 2006 from $.54 to $1.00 in diluted earnings per share in 2009

Revenue growth of 7.3% in 2009
Revenue growth of 49.0% since 2006

Net rate improvement of $4.80 from $98.05 to $102.85 per visit
Net rate improvement of $6.13 since 2006 from $96.72 to $102.85

Gross margin improvement of 220 basis points to 25.7% in 2009
Gross margin reduction of 80 basis points since 2006 to 25.7%

Adjusted EBITDA growth of 12.2% in 2009*
Adjusted EBITDA growth of 77.9% since 2006

We knew in the latter part of 2008 that the following years would present some unprecedented challenges in the form of high unemployment and other economic headwinds that would depress referrals and patient volumes. We also knew that those same headwinds would be felt by our competitors who are largely comprised of hospital providers as well as smaller privately held practices. We believed if we could create an environment of “opportunity” within the chaos of the economic markets, USPH could have a great year in 2009. In order to do that we needed to get a few things done:

We needed MORE sales people to move market share.  This tactic we coupled with the understanding that if the unemployment rate ran up as it was suggested it might do, there would be good sales people across a variety of healthcare segments who would flood the market looking for temporary as well as permanent employment. Given that we wished to grow our sales force but wanted to shield ourselves from the added cost of doing so, we came up with a program deploying additional full and part-time sales people in a “commission only” format. This proved to be a very important part of our success in 2009 and has continued to be effective in 2010 as a result of the continued high unemployment rate.

We needed to make sure our people believed we could have a great year in spite of the challenging times.  We embarked on a fairly extensive information campaign that initially came via conference calls plus written correspondence and later took the form of “road shows” that had a clinical “value-enhancement theme”. Coupled with this communication, we made sure we got the majority of our partners to Houston for a series of partner meetings that helped them roll out new programs and services in an efficient way at a time when their competitors were trimming their sails and hunkering down. Conversely, our partnerships were able to move forward with enthusiasm and confidence. Generally speaking the effect was quite positive and the message was understood and well received. Our partners embraced these ideas and took the opportunity to move ahead while the competition was waiting for the storm to pass.

We needed a concerted effort to strip out unnecessary costs from our company while preserving the high quality clinical care that is integral to our success and our patients’ well being.  Knowing that the headwinds were going to be significant, we underwent a fairly massive effort to reset our sails and harness some of that energy to our benefit. Suppliers were aggregated aggressively giving us more leverage and increasing our “buying power”; select leases were targeted and renegotiated in advance of their expiration; saving’s contests were held... we tried to leave no stone unturned. We made substantial progress including a $700,000 savings on our corporate lease and several $100,000+ savings on other higher volume vendor areas. Going forward we need to improve our clinical efficiencies to 12 visits/clinician/day if we are going to be able to hold the line on costs.

We needed a new way to approach the care of our patients that would set us apart from our competition...we came up with our “Enhancing Value” approach.  Enhancing Value came about through a series of discussions and interactions concerning how spending decisions were being made in a challenging economic environment. Many people had voluntarily tightened their home budgets even if their employment was felt to be secure. Many tightened considerably on discretionary spending however in discussing how they went about making decisions on what to spend or with whom to spend it, the subject of “value” consistently came through loud and clear. Even in a tight market people would spend money on certain discretionary items IF they believed the VALUE was significant. We looked at our top clinics and created a “comparative model” for care and service in an easy to understand format for our many facilities around the country. We then went out to our markets and spent time in the clinics, pulled charts and talked about how we could become more like the model facilities by impacting elements of our care in a systematic and organized way that ultimately delivered more value to our patients. We got traction and we began to see change.

Our patients noticed the difference and the result is a care plan that doesn’t get stale and takes the patient to a noticeably higher level of overall function than the “tissue specific” approach used by many in physical therapy today. Concurrently patients that see and feel the value of great care don’t self discharge as often. Care is more comprehensive in nature resulting in slightly greater reimbursement/visit and physician referral sources are able to notice the difference in their patients’ function as well as their overall level of satisfaction. It’s a “win-win” all the way around.

OUR Future...where do we grow from here?

De Novo Program:

Fundamentally, this method of internal “organic growth” has defined USPH (along with our partner-centric model) from our Company’s very beginning. It is still arguably the best use of cash from a “return on investment” standpoint especially on a risk-adjusted basis. Our average start-up facility uses approximately $170,000 in cash made up of equipment, leasehold improvements and working capital advances. These “ground up” facilities produce a very nice return for the company over a period of just a few years.

Contribution to USPh Operating Income
Start Up Clinics in 2006 Through 2009

2006	2007	2008	2009	Total

(375,000)	996,000	1,714,000	3,907,000	6,242,000

Over time many of our new therapist partners develop satellite facilities which help to extend our growth and market penetration. As we have grown larger however our “use of cash”, which is modest from an organic need’s standpoint, and our growing “available” cash position have necessitated that we embark on a more aggressive path which has resulted in a re-vamping of our new partner development program (most recently) and the evolution of our ongoing partner-centric acquisition program (more on that shortly).

With respect to our De Novo program we have recently updated and significantly renovated our www.ownyourownclinic.com (“OYOC”) website and we have linked our materials, marketing and functional advertising to that site which helps to drive traffic to the partner recruiters. We have updated our materials to focus more on our partner’s testimonials as well as the strong and compelling story of significant opportunity for our partners economically as well as from a “life-style” perspective when they join USPh.

Additionally we have embarked on a “social media” expansion of offerings with a Face Book page, occasional twitter postings and what will be a series of educational events through a New York based company that specializes in these endeavors. The message is focused on preparing for private practice with our first such event completed in March. While we are still evaluating the role social media will play in reaching our target audience, we have been encouraged thus far with the results of these efforts.

Finally, we have embarked on a contract with a Dallas based marketing company who has helped us to update our materials and our message. The majority of their fees are “at risk” and they will increase their economic opportunity proportionate to the number of new partners added above a baseline threshold. They have helped us to create a bi-weekly mailer and have worked with us to establish a target list of about 6,000 therapists who appear to meet the majority of our criteria related to becoming a successful partner. The early results show an increase in traffic at our OYOC web site although the ultimate measure will be whether we can increase the number of quality new partners in the coming years.

Monthly Visitors

Date Range: 9/1/2009 to 3/30/2010

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Acquisitions:

Since our first acquisition in 2005 with a great group of partners in New Jersey, we have completed 8 additional deals (including our most recent transaction announced in early March of this year) which have further strengthened our company. As a result of working to integrate these entrepreneurs into our company (and us into theirs) our team has become stronger, more creative, and more capable. These acquisitions have resulted in considerable contribution AND growth to our company over the past few years. In fact, all of our acquisitions performed better in 2009 compared with the prior year. Our acquired partners are doing a great job for our company. We expect to continue to pursue our “USPh brand” of acquisitions with an emphasis on slightly larger practices.

Training and Development:

Over these past few years we have put a lot of time and emphasis on training and development. These educational opportunities have focused on business development, management training, new product expansion, as well as sales and marketing training. We have seen and heard from our partners that these programs have been a very important resource for them and that they have appreciated the positive impact to their partnership. We plan to continue these offerings but we also believe that we can improve them with a more complete menu, touching more employees than ever before. This year we expect to roll out a series of “modules” and “e-learning” opportunities as well as to overhaul some of our existing training programs which should ultimately produce a better and more capable work force.

Worker’s Compensation Initiative:

In today’s world it is more important than ever for us to have a broad and diversified client and customer base. Traditionally our marketing efforts focused almost exclusively on physicians as they have been the source for the majority of our referrals. While those efforts will continue, we understand that we need to further diversify our offerings such that it will enable us to go directly to those employers who determine which providers will care for their injured workers. U.S. Physical Therapy’s national network of providers means that we are well suited to pursue this work comp/industrial initiative.

Many of our tenured partners have relationships with local industry. Some of our partners like STAR in Tennessee or Advanced Physical Therapy in Dearborn, Michigan (Ford Motors Contract) have translated those traditional, clinical relationships into something more with their local industry partners. In some cases we provide care onsite at a local plant. In other cases we perform specific job-related assessments or “ergonomic” reviews. Testing following job offers has also grown to be a source of additional revenue.

With our “Fit2WRK” program we have created a model that should drive significant business to our partner facilities. We have enlisted someone with extraordinary expertise in this area and we are “off and running” to make this program a success for our partners and their industrial clients.

Physician’s Services:

This is a broad subgroup that includes all of the services we perform as part of our RMG partnership as well as our Osteo Arthritis Centers (OAC) brand. Generally we believe that we will continue to have opportunity here to add a variety of offerings as part of our “consulting” services through RMG which has been very positive as well as to expand our OA footprint. We have been working to get our Florida OA centers into positive territory and although there has been progress made we are not there yet. We will continue to work with our staff and our OA partners to improve our offering and add additional locations and services where and when possible. To date, we have certified 185 facilities in our OA algorithms which our partners have used to distinguish themselves in the marketplace.

Group Purchasing Organization (“GPO”):

By the time you receive this letter, USPH will be rolling out a new offering to our many friends in private practice which will enable them to take advantage of our pricing leverage for equipment and supply purchases. While this will create a modest revenue source for us with very little distraction administratively (we have a partner doing the heavy lifting) our USPh branded GPO will be one way to enhance our relationship with many private physical therapy groups around the country creating future opportunities for expansion.

What else?

There are a lot of things that go into making a company better which we try to work on every day: Culture, attitude, integrity, trust, creativity and energy directed to move the ball and strengthen and improve our company. Although we can’t cover all of that here in this shareholder letter we do appreciate your continued confidence in our entire team. We are blessed with a lot of great people who, working together make a very positive difference for our patients, employees and shareholders alike. We look very forward to the opportunities ahead of us, and we thank you for your continued support.

Sincerely,

Chris Reading, PT President Chief Executive Officer	Larry McAfee Executive Vice President Chief Financial Officer	Glenn McDowell, PT MOMT Chief Operating Officer

*	The following table shows the computation of Adjusted EBITDA, a non-GAAP financial measure, from net income attributable to U. S. Physical Therapy, Inc. common shareholders (in thousands). Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization and equity compensation expense.

	Year Ended December 31,
	2009	2008	2006

Net income attributable to U. S. Physical Therapy, Inc.	$11,767	$10,004	$6,296
Adjustments:
Depreciation and amortization	5,897	5,966	4,494
Interest, net (income) / expense	344	474	(332)
Equity compensation	1,573	1,574	1,038
Provision for income taxes	7,934	6,505	3,969

Adjusted EBITDA	$27,515	$24,523	$15,465

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